Exhibit 99.1

Hatteras Financial Corp. Announces Fourth Quarter 2014 Financial Results

Comprehensive Income of $0.24 per Common Share

WINSTON-SALEM, N.C.--(BUSINESS WIRE)—February 17, 2015--Hatteras Financial Corp. (NYSE: HTS) (“Hatteras” or the “Company”) today announced financial results for the quarter ended December 31, 2014.

Fourth Quarter 2014 Highlights

•	Comprehensive income of $0.24 per weighted-average common share
•	Core earnings of $0.59 per weighted-average common share
•	Dividend of $0.50 per common share
•	Quarter end book value of $22.05 per common share
•	GAAP leverage of 6.5 to 1 at period end
•	Effective leverage of 8.0 to 1 at period end
•	Weighted-average effective leverage of 7.7 to 1 for the quarter
•	Weighted-average constant prepayment rate (“CPR”) of 15 for the quarter

Full Year 2014 Highlights

•	Comprehensive income of $2.57 per weighted-average common share
•	Core earnings of $2.37 per weighted-average common share
•	Dividends of $2.00 per common share
•	Economic return of 11.9%

Fourth Quarter 2014 Results

For the quarter ended December 31, 2014, the Company had comprehensive income available to common shareholders of $23.7 million, or $0.24 per weighted-average common share, as compared to $59.0 million, or $0.61 per weighted-average common share, for the quarter ended September 30, 2014.  The decrease in comprehensive income available to common shareholders was largely due to decreases in the fair values of the Company’s hedging instruments in excess of fair value increases on the Company’s assets.  For the quarter ended December 31, 2014, the Company had core earnings of $0.59 per weighted-average common share compared to $0.51 per weighted-average common share during the quarter ended September 30, 2014.  The increase was driven primarily by higher average earning assets from higher leverage and lower effective interest expense, caused by the maturity of higher cost interest rate swaps in the third quarter.  Also, the yield on the Company’s MBS increased as a result of lower prepayment rates.  “Core earnings” represents a non-GAAP measure and is calculated as net interest margin, as adjusted for certain derivative impacts, and after deducting operating expenses and dividends on preferred stock.  Management believes core earnings is additional useful information regarding the Company’s performance and an enhancement to the Company’s reporting.  Management uses core earnings as a measure of the earnings power of the portfolio and uses it as an additional gauge for determining appropriate distributable income, among other things.

“The results of both the 4th quarter and all of 2014 continue to reflect how we create value for our investors”, said Michael R. Hough, the Company’s Chairman and Chief Executive Officer. “We generated a total economic return of 11.9% for 2014 as our hybrid ARM investments continue to provide attractive risk-adjusted returns while maintaining an asset/liability mix with a neutral exposure to interest rate changes.  Even though the global financial environment has pressured long rates lower, rates on the short end of the yield curve where our assets and liabilities are concentrated, increased during 2014.  Despite these higher short-term rates, our book value increased 2.6% during the year.  While we continue to manage our portfolio towards the risk of higher interest rates, we are moving forward with other initiatives that we expect will generate investments that enhance our long-term risk return profile.” Economic return for any period is defined as dividends per common share and the change in net book value per common share over the beginning of period net book value per common share.

Net interest margin for the quarter ended December 31, 2014 was $61.1 million, compared to $49.3 million for the quarter ended September 30, 2014.  The Company’s net interest spread increased to 1.31% for the fourth quarter of 2014 compared to 1.10% for the third quarter of 2014.  The increase in net interest spread was a result of the yield on the Company’s mortgage-backed securities

(“MBS”) increasing to 2.08% in the fourth quarter compared to 1.96% in the third quarter and due to lower cost of funds.  The increase in MBS yield was driven by a decline in prepayments resulting in lower premium amortization expense.

The Company’s cost of funds decreased from 0.86% to 0.77% for the quarter ended December 31, 2014 compared to the previous quarter.  The Company’s average short-term financing rate was 0.35% in the fourth quarter of 2014, up slightly from 0.33% in the third quarter of 2014.  The Company’s effective cost of funds, which includes certain interest rate swap adjustments, was 1.04% for the fourth quarter as compared to 1.12% for the third quarter, reflecting the lower interest rate swap costs mentioned above.  Operating expenses, including those of Company’s subsidiaries, were $9.1 million for the fourth quarter as compared to $7.1 million in the third quarter, reflecting the higher personnel and overhead costs along with various year end expenses.  The total annualized expense ratio was 1.49% of average shareholders’ equity for the quarter ended December 31, 2014 as compared to 1.16% for the quarter ended September 30, 2014.

Dividend

The Company declared a dividend of $0.50 per common share with respect to the quarter ended December 31, 2014, consistent with the quarter ended September 30, 2014.  Based on the closing share price of $18.43 on December 31, 2014, the fourth quarter dividend equates to an annualized yield of 10.9%.

Portfolio

The Company’s weighted-average earning assets, consisting of residential mortgage assets, primarily MBS issued by Fannie Mae and Freddie Mac, were $20.6 billion for the quarter ended December 31, 2014 compared to $19.7 billion for the quarter ended September 30, 2014.  The fair value of the Company’s MBS and to-be-announced (“TBA”) securities as of December 31, 2014 and September 30, 2014 is summarized below.

(Dollars in thousands)	December 31, 2014			September 30, 2014
	% of Earning Assets	Market Value	Wtd. Avg. Coupon	% of Earning Assets	Market Value	Wtd. Avg. Coupon
ARM securities	77.3%	$16,310,376	2.75%	78.4%	$16,151,701	2.77%
15-year fixed securities	6.0%	1,276,634	3.47%	3.6%	738,723	3.50%
15-year dollar roll TBA securities	16.7%	3,521,816	2.93%	18.0%	3,703,228	3.00%
	100.0%	$21,108,826	2.82%	100.0%	$20,593,652	2.84%

The annualized yield on the Company’s average ARMs and 15-year fixed securities was 2.08% for the fourth quarter of 2014, compared to 1.96% for the third quarter.  The increase in yield was primarily due to the decrease in premium amortization as the principal repayment rate on the portfolio decreased.

During the fourth quarter of 2014, the expense of amortizing the premium on the Company’s securities was $25.6 million, compared to $29.4 million during the third quarter.  The weighted-average principal repayment rate (scheduled and unscheduled principal payments as a percentage of the weighted-average portfolio, on an annualized basis) during the fourth quarter of 2014 was 20.6%, compared to 25.3% during the third quarter.  The Company’s weighted-average one-month CPR for the quarter ended December 31, 2014 was 15.4, as compared to 19.0 for the quarter ended September 30, 2014.  CPR measures unscheduled repayment rate as a percentage of principal on an annualized basis.

At December 31, 2014, the Company owned 15-year TBA securities financed in the dollar roll market with a fair value of approximately $3.5 billion, as shown in the table above.  The Company accounts for TBA securities as derivative instruments and recognizes dollar roll gains and losses in other income (loss) in the Company's financial statements. As of December 31, 2014, the Company's net TBA securities had a cost basis of approximately $3.5 billion and a net carrying value of $11.9 million reported in derivative assets at fair value on the Company's balance sheet.  The Company uses dollar rolls as alternative financing for its 15-year fixed-rate positions.

The Company also earned interest of $35,000 from prime jumbo ARM loans purchased and closed on in the fourth quarter of 2014.  The Company owned $31.5 million of these loans at December 31, 2014 with an average loan size of $790,000.  The loans had a weighted-average interest rate of 3.43% and weighted-average loan-to-value of 65% at December 31, 2014.

Portfolio Financing and Leverage

At December 31, 2014, the Company financed its portfolio with approximately $15.8 billion of borrowings under repurchase agreements.  The Company’s debt-to-shareholders’ equity ratio at December 31, 2014, was 6.5 to 1 compared to 6.1 to 1 at September 30, 2014.  The Company’s effective leverage, which includes the effects of TBA dollar roll financing, was 8.0 to 1 at December 31, 2014 compared with 7.6 to 1 at September 30, 2014.  Weighted-average effective leverage in the fourth quarter was 7.7 to 1, up from 7.4 to 1 in the third quarter.  At December 31, 2014, the Company’s repurchase agreements had a weighted-average remaining term of approximately 29 days.

The Company uses interest rate swap agreements and Eurodollar futures contracts to synthetically extend the fixed interest period of these liabilities and hedge against the interest rate risk associated with financing the Company’s portfolio.  As of December 31, 2014, the Company had entered into interest rate swaps and Eurodollar futures contracts with effective notional amounts and rates as shown in the following table.

(Dollars in thousands)	Wtd -Avg. Futures Contract Notional	Wtd-Avg Futures Contracts Rate	Wtd.-Avg. Swap Notional	Wtd-Avg Swap Rate	Total	Wtd. Avg. Rate
Effective 2015	8,143,000	0.95%	6,408,333	1.11%	14,551,333	1.02%
Effective 2016	7,538,500	1.97%	3,500,000	0.91%	11,038,500	1.64%
Effective 2017	6,801,750	2.94%	1,125,000	0.92%	7,926,750	2.66%
Effective 2018	4,945,500	3.52%	50,000	0.95%	4,995,500	3.49%
Effective 2019	1,496,000	3.89%	-	-	1,496,000	3.89%
Effective 2020	1,483,750	4.04%	-	-	1,483,750	4.04%
Effective 2021	701,000	4.03%	-	-	701,000	4.03%

The Company also enters into swaptions (option agreements to enter swaps at future dates) as part of its hedging strategy.  At December 31, 2014, the Company had swaptions with the following terms:

(Dollars in thousands)	Options			Underlying Swaps
Swaptions	Original Cost	Fair Value	Wtd. Avg. Months to Expiration	Notional	Wtd. Avg. Fixed Pay Rate	Receive Rate	Wtd. Avg. Term (Years)
Fixed payer	$20,080	$4,561	6	$992,300	2.74%	3 month LIBOR	7

Book Value

The Company’s book value (shareholders’ equity less preferred stock liquidation preference) per share on December 31, 2014 was $22.05, down 1.1% from the per share book value of $22.30 on September 30, 2014.  On a per share basis, the book value at December 31, 2014 consisted of $25.27 of common equity, $(5.35) of retained losses, $2.44 of unrealized gains on agency securities including TBA securities, and $(0.31) of unrealized losses on interest rate swaps.  This last item relates to the unamortized balance of the Company’s interest rate swaps remaining from when the Company accounted for these derivatives as cash flow hedges and does not include changes related to other derivatives, which flow through earnings.

Full Year 2014 Results

The Company had comprehensive income of $248.3 million or $2.57 per weighted-average common share for the year ended December 31, 2014, compared to a comprehensive loss of ($427.0) million or ($4.34) per weighted-average common share for the year ended December 31, 2013.  The improvement was primarily driven by the favorable swing in fair value adjustments on the Company’s MBS portfolio, which are presented in other comprehensive income.  The Company had net income of $34.4 million or $0.36 per weighted-average common share for the year ended December 31, 2014, compared to a net loss of ($156.1) million or ($1.59) per weighted-average common share for the year ended December 31, 2013. Net income improved primarily due to realized losses on sale of MBS securities in 2013, when the Company repositioned its portfolio and lowered its leverage to reduce its exposure to rate moves and market volatility.

Core earnings were $2.37 for 2014, up from $2.07 for 2013, both on a weighted-average common share basis.  The increase was driven by a higher yield on the Company’s average ARMs and 15-year fixed securities, which was 2.09% during 2014 as compared to 1.96% during 2013, along with incremental earnings from TBA securities financed in the dollar roll markets.  The most significant factor to the increase in portfolio yield was lower premium amortization due to lower prepayment levels.

For the year, the Company distributed $2.00 per common share for 2014.  Book value per common share at December 31, 2014 was $22.05 compared to $21.50 at December 31, 2013 an increase of 2.6%.

Conference Call

The Company will host a conference call at 10:00 a.m. ET on Wednesday, February 18, 2015, to discuss financial results for the quarter ended December 31, 2014.  To participate in the event by telephone, please dial (877) 507-4471 five to 10 minutes prior to the start time (to allow time for registration) and ask to join the “Hatteras Financial” conference call.  International callers should dial (412) 317-6040. Canada callers should dial (855) 669-9657.  A digital replay of the call will be available on Wednesday, February 18, 2015 at approximately 12:00 noon ET through Thursday, February 26, 2015 at 9:00 a.m. ET. Dial (877) 344-7529 and enter the conference ID number 10059934.  International callers should dial (412) 317-0088 and enter the same conference ID number.  Canada callers should dial (855) 669-9658. The conference call will also be webcast live over the Internet and can be accessed at Hatteras' web site at www.hatfin.com.  To monitor the live webcast, please visit the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.  An audio replay of the event will be archived on Hatteras' web site.

About Hatteras Financial Corp.

Hatteras Financial is a real estate investment trust formed in 2007 to invest in residential mortgage real estate assets. Based in Winston-Salem, N.C., Hatteras is managed and advised by Atlantic Capital Advisors LLC.  Hatteras is a component of the Russell 2000® and 3000® indexes.

Non-GAAP Measures

In addition to the Company’s results presented in accordance with GAAP, this press release includes certain non-GAAP financial information.  Management’s decision to present these supplemental non-GAAP measures arose largely from three developments during 2013: 1) the Company’s cessation of hedge accounting for its interest rates swaps effective September 30, 2013, 2) increased use of Eurodollar futures contracts as interest rate hedges, and 3) the Company’s use of TBA dollar rolls, which generate non-traditional investment income and embody off-balance sheet financing.  These changes result in the recognition of material fair value adjustments in net income, as well as line item classifications that make it difficult to clearly explain the economics of the Company’s results and strategies without supplemental disclosures.  The non-GAAP measures the Company employs include effective interest expense, effective net interest margin, core earnings, and certain financial metrics derived from non-GAAP information, such as effective cost of funds and effective leverage.  The Company uses these measures internally to assess its results and financial condition.  Therefore, the Company believes that providing these measures gives users of financial information additional clarity regarding its performance and financial condition, and better enables them to see “through the eyes of management.”

These measures involve differences from results computed in accordance with GAAP, and should be considered supplementary to, and not as a substitute for, the Company’s results computed in accordance with GAAP.  Further, the Company’s definition of these non-GAAP measures may not be comparable to other similarly-titled measures of other companies.  Reconciliations of each non-GAAP measure to its nearest directly comparable measure calculated in accordance with GAAP are included below.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "believe," ”will,” "expect," "intend," "anticipate," "estimate," ”should,” "project" or similar expressions.  You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements.  Forward-looking statements in this press release include, among others, statements about the future earnings potential of the Company’s MBS portfolio and its other initiatives, the domestic and global economies and financial markets, interest rates, prepayment rates, the mortgage market and actions by the Federal Reserve. Factors that may cause actual results to differ materially from current expectations include the risk factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Accordingly, there is no assurance that the Company's expectations will be realized.  Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Table 1

Hatteras Financial Corp.

Consolidated Balance Sheets

(Dollars in thousands, except share related amounts)

	December 31, 2014	December 31, 2013
Assets
Mortgage-backed securities, at fair value
(including pledged assets of $16,538,214 and $17,049,670, respectively)	$17,587,010	$17,642,532
Mortgage loans held for investment, at fair value	31,460	-
Cash and cash equivalents (including pledged cash of $323,791 and $225,379, respectively)	627,595	988,705
Unsettled purchased mortgage-backed securities, at fair value	24,792	-
Receivable for securities sold	5,197	231,214
Accrued interest receivable	54,274	55,156
Principal payments receivable	111,439	95,021
Other investments	41,252	34,910
Derivative assets, at fair value	27,151	26,989
Other assets	6,630	2,833
Total assets	$18,516,800	$19,077,360

Liabilities and shareholders’ equity
Repurchase agreements	$15,759,831	$16,129,683
Dollar roll liability	-	351,826
Payable for unsettled securities	24,750	-
Accrued interest payable	6,968	8,279
Derivative liabilities, at fair value	244,591	167,607
Dividends payable	53,014	52,929
Accounts payable and other liabilities	6,850	2,935
Total liabilities	16,096,004	16,713,259

Shareholders’ equity:
7.625% Series A Cumulative Redeemable Preferred stock, $.001 par value, 25,000,000 shares authorized, 11,500,000 shares issued and outstanding, respectively ($287,500 aggregate liquidation preference)	278,252	278,252
Common stock, $.001 par value, 200,000,000 shares authorized, 96,771,158 and 96,601,523 shares issued and outstanding, respectively	97	97
Additional paid-in capital	2,454,718	2,453,018
Accumulated deficit	(518,036)	(359,214)
Accumulated other comprehensive income (loss)	205,765	(8,052)
Total shareholders’ equity	2,420,796	2,364,101
Total liabilities and shareholders’ equity	$18,516,800	$19,077,360

Table 2

Hatteras Financial Corp.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except share related amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	2014	2013	2014	2013

Interest income:
Mortgage-backed securities	$87,702	$104,312	$354,436	$450,708
Mortgage loans held for investment	35	-	35	-
Short-term cash investments	324	456	1,283	1,560
Total interest income	88,061	104,768	355,754	452,268

Interest expense	26,966	40,754	132,495	197,709

Net interest margin	61,095	64,014	223,259	254,559

Operating expenses:
Management fee	4,112	4,224	16,532	18,180
Share-based compensation	1,020	701	3,612	2,594
General and administrative	3,941	2,583	10,525	7,092
Total operating expenses	9,073	7,508	30,669	27,866

Other income (loss):
Net realized gain (loss) on sale of mortgage-backed securities	2,107	(68,679)	5,196	(283,012)
Impairment of mortgage-backed securities	-	-	-	(8,102)
Gain on mortgage loans held for investment	8	-	8	-
Gain (loss) on derivative instruments, net	(79,988)	2,205	(141,433)	(69,715)
Total other income (loss)	(77,873)	(66,474)	(136,229)	(360,829)

Net income (loss)	(25,851)	(9,968)	56,361	(134,136)
Dividends on preferred stock	5,481	5,481	21,922	21,922
Net income (loss) available to common shareholders	$(31,332)	$(15,449)	$34,439	$(156,058)

Earnings (loss) per share - common stock, basic	$(0.32)	$(0.16)	$0.36	$(1.59)

Earnings (loss) per share - common stock, diluted	$(0.32)	$(0.16)	$0.36	$(1.59)

Dividends per share of common stock	$0.50	$0.50	$2.00	$2.45

Weighted average common shares outstanding, basic	96,728,821	97,389,614	96,603,634	98,337,362

Weighted average common shares outstanding, diluted	96,728,821	97,389,614	96,603,634	98,337,362

Table 3

Hatteras Financial Corp.

Consolidated Statements of Comprehensive Income

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31		Twelve Months Ended December 31
	2014	2013	2014	2013

Net income (loss)	$(25,851)	$(9,968)	$56,361	$(134,136)

Other comprehensive income:

Net unrealized gains (losses) on securities
available for sale	39,034	63,595	122,824	(391,590)
Net unrealized gains on derivative instruments	15,967	12,732	90,993	120,684
Other comprehensive income (loss)	55,001	76,327	213,817	(270,906)

Comprehensive income (loss)	29,150	66,359	270,178	(405,042)

Dividends on preferred stock	5,481	5,481	21,922	21,922

Comprehensive income (loss) available to
common shareholders	$23,669	$60,878	$248,256	$(426,964)

Comprehensive income (loss) per share -
common stock basic and diluted	$0.24	$0.63	$2.57	$(4.34)

Table 4

Key Statistics (1)

(Amounts are unaudited and subject to change)

(in thousands, except per share amounts)	Three Months Ended
	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014	March 31, 2014	Dec. 31, 2013
Statement of Income Data
Interest income	$88,061	$81,299	$89,805	$96,589	$104,768
Interest expense	(26,966)	(31,950)	(35,128)	(38,451)	(40,754)
Net interest margin	61,095	49,349	54,677	58,138	64,014

Operating expenses	(9,073)	(7,125)	(7,310)	(7,161)	(7,508)

Other income (loss):
Net realized gain (loss) on sale of MBS	2,107	237	(4,584)	7,436	(68,679)
Impairment of MBS	-	-	-	-	-
Gain on mortgage loans held for investment	8	-	-	-	-
Gain (loss) on derivative instruments, net	(79,988)	35,430	(55,260)	(41,615)	2,205
Total other income (loss)	(77,873)	35,667	(59,844)	(34,179)	(66,474)

Net income (loss)	(25,851)	77,891	(12,477)	16,798	(9,968)
Dividends on preferred stock	(5,481)	(5,480)	(5,481)	(5,480)	(5,481)
Net income (loss) available to common shareholders	$(31,332)	$72,411	$(17,958)	$11,318	$(15,449)

Comprehensive income (loss) available to common shareholders	$23,669	$58,952	$87,712	$77,923	$60,878

Earnings (loss) per share, basic and diluted	$(0.32)	$0.75	$(0.19)	$0.12	$(0.16)

Comprehensive income (loss) available to common shareholders, basic and diluted	$0.24	$0.61	$0.91	$0.81	$0.63

Weighted average shares outstanding	96,729	96,563	96,516	96,606	97,390

Distributions per common share	$0.50	$0.50	$0.50	$0.50	$0.50

Key Statistics (2)
Average MBS	$16,895,051	$16,484,392	$17,019,973	$17,485,685	$19,309,176
Average debt (3)	$15,235,739	$14,806,602	$15,349,322	$15,787,282	$18,013,431
Average equity	$2,442,086	$2,453,988	$2,429,640	$2,405,938	$2,405,778
Average portfolio yield	2.08%	1.96%	2.10%	2.20%	2.16%
Average cost of funds	0.77%	0.86%	0.92%	0.97%	0.90%
Interest rate spread	1.31%	1.10%	1.18%	1.23%	1.26%
TBA dollar roll income	$23,195	$22,370	$25,622	$20,821	$5,605
Average TBA dollar roll position	$3,687,748	$3,257,935	$3,393,046	$2,935,689	$803,746
Average portfolio yield, including TBA dollar roll income	2.16%	2.09%	2.26%	2.29%	2.19%
Effective interest expense (4)	$39,547	$41,630	$41,959	$43,179	$47,411
Effective cost of funds (4)	1.04%	1.12%	1.09%	1.09%	1.05%
Effective net interest margin (5)	$71,709	$62,039	$73,468	$74,231	$62,962
Effective interest rate spread (6)	1.12%	0.97%	1.17%	1.20%	1.14%
Core earnings (7)	$57,155	$49,434	$60,677	$61,590	$49,973
Core earnings per share, basic and diluted	$0.59	$0.51	$0.63	$0.64	$0.51
Constant prepayment rate (CPR)	15.4	19.0	15.4	13.0	14.2
Average annual portfolio repayment rate	20.63%	25.31%	20.36%	17.66%	19.55%
Debt to equity (at period end)	6.5:1	6.1:1	6.2:1	6.3:1	7.0:1
Debt to paid-in-capital (at period end) (8)	5.8:1	5.5:1	5.5:1	5.6:1	6.1:1
Effective debt to equity (at period end) (9)	8.0:1	7.6:1	7.4:1	7.7:1	7.3:1

(1)

This table includes non-GAAP financial measures.  See the earlier section on non-GAAP Measures for important disclosures, as well as Tables 10 and 11 which contain reconciliations to the most comparable U.S. GAAP measures.

(2)	The averages presented herein are computed from the Company’s books and records, using daily weighted values. Percentages are annualized, as appropriate.
(3)

Average debt includes borrowings under repurchase agreements and dollar roll liability as presented on the balance sheet.  It does not include off-balance sheet financing related to the Company’s TBA dollar roll position.

(4)

Effective interest expense includes certain interest rate swap adjustments and gains/losses on maturities of Eurodollar futures.  Effective cost of funds is effective interest expense for the period on an annualized basis divided by average repurchase agreements and dollar roll liability for the period.  See Table 10.

(5)	Effective net interest margin includes certain interest rate swap adjustments, gains/losses on maturities of Eurodollar futures and TBA dollar roll income. See Table 11.
(6)	Effective interest rate spread is the difference between average portfolio yield including TBA dollar roll income and effective cost of funds for the period.
(7)	Core earnings consists of effective interest margin reduced by operating expenses and dividends on preferred stock for the period. See Table 11.
(8)

Debt to paid-in capital ratio was calculated by dividing the amount outstanding under repurchase agreements at period end by the sum of the par value of the Company’s common stock and additional paid-in capital at period end.

(9)

Effective debt to equity ratio was calculated the same as the debt to equity ratio other than to include the Company’s off-balance sheet TBA dollar roll liability at period end in the numerator.  The Company’s off-balance sheet TBA dollar roll liability was $3,518,289 as of December 31, 2014.

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 5

Mortgage-Backed Securities Portfolio as of December 31, 2014

	Amortized Cost	Gross Unrealized Loss	Gross Unrealized Gain	Estimated Fair Value	% of Total
Agency Securities
Fannie Mae Certificates
ARMs	$9,203,741	$(13,737)	$183,889	$9,373,893	53.3%
Fixed-Rate	1,111,288	-	5,177	1,116,465	6.4%
Total Fannie Mae	10,315,029	(13,737)	189,066	10,490,358

Freddie Mac Certificates
ARMs	6,805,885	(21,794)	76,790	6,860,881	39.0%
Fixed-Rate	158,402	-	1,767	160,169	0.9%
Total Freddie Mac	6,964,287	(21,794)	78,557	7,021,050

Total Agency Securities	17,279,316	(35,531)	267,623	17,511,408	99.6%

Total Non-Agency ARMs	75,454	-	148	75,602	0.4%

Total MBS	$17,354,770	$(35,531)	$267,771	$17,587,010	100.0%

Table 6

Mortgage-Backed Securities—Months to Reset as of December 31, 2014

ARMs

Months to Reset	% of ARM Portfolio	Current Face Value (1)	Weighted Avg. Coupon (2)	Wtd. Avg. Amortized Purchase Price (3)	Amortized Cost (4)	Weighted Avg. Market Price (5)	Market Value (6)
0-12	14.0%	$2,128,967	3.02%	$102.24	$2,176,760	$106.76	$2,272,988
13-24	11.0%	1,696,057	2.97%	$102.44	1,737,488	$106.09	1,799,368
25-36	12.4%	1,934,060	2.73%	$102.78	1,987,805	$104.77	2,026,261
37-48	13.9%	2,178,095	2.89%	$102.69	2,236,582	$104.16	2,268,665
49-60	35.9%	5,694,326	2.52%	$103.06	5,868,751	$102.83	5,855,524
61-72	5.4%	861,146	2.52%	$102.65	883,954	$102.19	880,039
73-84	7.4%	1,165,719	2.98%	$102.40	1,193,740	$103.59	1,207,531
Total ARMS	100.0%	$15,658,370	2.75%	$102.73	$16,085,080	$104.16	$16,310,376

Fixed

	Current Face Value	Wtd. Avg. Coupon	Wtd. Avg. Amortized Purchase Price	Amortized Cost	Wtd. Avg. Market Price	Market Value
Total Fixed-Rate	$1,206,213	3.47%	$105.26	$1,269,690	$105.84	$1,276,634

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 7

Repo Borrowings as of December 31, 2014

		Weighted Average
	Balance	Contractual Rate
Within 30 days	$13,770,099	0.35%
30 days to 3 months	1,489,732	0.36%
3 months to 36 months	500,000	0.53%
	$15,759,831	0.36%

Table 8

Swap Portfolio as of December 31, 2014

		Wtd. Avg.
		Remaining	Weighted Average
	Notional	Term	Fixed Interest
Maturity	Amount	in Months	Rate in Contract

12 months or less	$3,700,000	6	1.73%
Over 12 months to 24 months	2,400,000	18	0.92%
Over 24 months to 36 months	1,800,000	29	0.89%
Over 36 months to 48 months	400,000	38	0.96%

Total	$8,300,000	16	1.28%

Note: The Company has no forward starting swaps as of December 31, 2014.

Table 9

Components of Gain (Loss) on Derivative Instruments, Net

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
	2014	2013	2014	2013
Interest rate swaps – fair value adjustments	$11,205	$25,036	$73,729	$25,036
Interest rate swaptions – fair value adjustments	(11,537)	-	(15,520)	-
Interest rate swaps – monthly net settlements	(25,674)	(30,985)	(113,919)	(30,985)
Futures Contracts – fair value adjustments	(106,934)	19,008	(176,916)	(25,585)
Futures Contracts – realized gains (losses)	(5,360)	(5,971)	(29,423)	(33,298)
Mortgage loan purchase commitments - fair value adjustments	(2)	-	(2)	-
TBA dollar roll income	23,195	5,605	92,008	5,605
Net realized and unrealized gains (losses) on TBA dollar rolls	35,119	(10,488)	28,610	(10,488)
Gain (loss) on derivative instruments, net	$(79,988)	$2,205	$(141,433)	$(69,715)

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 10

Reconciliation of GAAP Interest Expense to

Effective Interest Expense and Effective Cost of Funds

	Three Months Ended
	Dec. 31, 2014		Sept. 30, 2014		June 30, 2014		March 31, 2014		Dec. 31, 2013
	Amount	% (1)	Amount	% (1)	Amount	% (1)	Amount	% (1)	Amount	% (1)

Interest expense and cost of funds	$26,966	0.77%	$31,950	0.86%	$35,128	0.92%	$38,451	0.97%	$40,754	0.90%
Less: reclassification of deferred swap losses included in interest expense (after hedge de-designation)	(13,719)	-0.42%	(19,806)	-0.54%	(22,923)	-0.60%	(24,684)	-0.63%	(24,328)	-0.54%
Interest rate swaps – monthly net settlements (after hedge de-designation)	25,674	0.67%	29,079	0.79%	29,754	0.77%	29,412	0.75%	30,985	0.69%
Losses on maturing Futures Contracts	626	0.02%	407	0.01%	-	-	-	-	-	-
Effective interest expense and effective cost of funds	$39,547	1.04%	$41,630	1.12%	$41,959	1.09%	$43,179	1.09%	$47,411	1.05%

Average debt	$15,235,739		$14,806,602		$15,349,322		$15,787,282		$18,013,431

(1) Dollar amount on an annualized basis as a percentage of average repurchase agreements and dollar roll liability

	Twelve Months Ended December 31
	2014		2013
	Amount	% (1)	Amount	% (1)
Interest expense and cost of funds	$132,495	0.87%	$197,709	0.93%
Less: reclassification of deferred swap losses included in interest expense (after hedge de-designation)	(81,132)	-0.53%	(24,328)	-0.12%
Interest rate swaps – monthly net settlements (after hedge de-designation)	113,919	0.74%	30,985	0.15%
Losses on maturing Futures Contracts	1,033	0.02%	-	0.00%
Effective interest expense and effective cost of funds	$166,315	1.09%	$204,366	0.96%

Average debt	$15,291,888		$21,249,868

(1) Dollar amount on an annualized basis as a percentage of average repurchase agreements and dollar roll liability

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 11

Reconciliation of GAAP Net Interest Margin to

Effective Net Interest Margin and Core Earnings

	Three Months Ended
	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014	March 31, 2014	Dec. 31, 2013
Net interest margin	$61,095	$49,349	$54,677	$58,138	$64,014
Less: reclassification of deferred swap losses included in interest expense (after hedge de-designation)	13,719	19,806	22,923	24,684	24,328
Interest rate swaps – monthly net settlements (after hedge de-designation)	(25,674)	(29,079)	(29,754)	(29,412)	(30,985)
Losses on maturing Futures Contracts	(626)	(407)	-	-	-
TBA dollar roll income	23,195	22,370	25,622	20,821	5,605
Effective net interest margin	71,709	62,039	73,468	74,231	62,962
Total operating expenses	(9,073)	(7,125)	(7,310)	(7,161)	(7,508)
Dividends on preferred stock	(5,481)	(5,480)	(5,481)	(5,480)	(5,481)
Core earnings	$57,155	$49,434	$60,677	$61,590	$49,973

Core earnings per common share, basic and diluted	$0.59	$0.51	$0.63	$0.64	$0.51

	Twelve Months Ended December 31
	2014	2013
Net interest margin	$223,259	$254,559
Less: reclassification of deferred swap losses included in interest expense (after hedge de-designation)	81,132	24,328
Interest rate swaps – monthly net settlements (after hedge de-designation)	(113,919)	(30,985)
Losses on maturing Futures Contracts	(1,033)	-
TBA dollar roll income	92,008	5,605
Effective net interest margin	281,447	253,507
Total operating expenses	(30,669)	(27,866)
Dividends on preferred stock	(21,922)	(21,922)
Core earnings	$228,856	$203,719

Core earnings per common share, basic and diluted	$2.37	$2.07

CONTACT:
Hatteras Financial Corp.
Kenneth A. Steele, 336-760-9331
Chief Financial Officer
or
Compass Investor Relations
Mark Collinson, Partner, 714-222-5161
www.compass-ir.com